DATE: June 20, 2006
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS NAMES ROSS A. LONGHINI
CHIEF OPERATING OFFICER
MINNEAPOLIS, MN, June 20, 2006 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) announced today that Ross A. Longhini has been appointed to the position of Executive Vice President and Chief Operating Officer. Mr. Longhini has most recently served as the Company’s Chief Technology Officer, and since joining AMS in January of 2003, has had responsibility for research and development and global supply chain. Mr. Longhini has amassed over 20 years of leadership experience in medical devices beginning with his product development and manufacturing responsibilities with 3M’s Dental Products and IV Therapy divisions, and later leading the product development, clinical and regulatory functions at Zimmer Spine.
Martin J. Emerson, President and CEO of American Medical Systems commented, “Ross has built a well deserved reputation of consistent and successful execution throughout his career. Since joining AMS, Ross has led our research and development teams as they have brought several innovative and timely products to the urology and gynecology markets. Ross has built a dedicated applied research team for longer term research endeavors and he has overseen the significant supply chain improvements from which AMS has benefited. As well, I have relied upon Ross’ skills in helping AMS build its strategic vision and in articulating that vision with investors. I am pleased to see Ross take on additional responsibilities within AMS at this exciting time in the Company’s history.”
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to provide approximately 170,000 patient cures in 56 countries during 2005.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Carmen Diersen
Executive Vice President and Chief Financial Officer
952-930-6495
Carmen.Diersen@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com